UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 27, 2018

UDR, Inc.

United Dominion Realty, L.P.

(Exact name of registrant as specified in its charter)

Maryland (UDR, Inc.)	1-10524	54-0857512
Delaware (United Dominion Realty, L.P.)	333-156002-01	54-1776887
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1745 Shea Center Drive, Suite 200, Highlands Ranch, Colorado		80129
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (720) 283-6120

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

UDR, Inc.:          Emerging growth company ☐

United Dominion Realty, L.P.:          Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    UDR, Inc.:  ☐    United Dominion Realty, L.P.:  ☐

Item 1.01.     Entry into a Material Definitive Agreement.

On September 27, 2018, UDR, Inc. (the “Company”), as borrower, entered into a first amended and restated credit agreement (the “Credit Agreement”), which provides for a $1.1 billion senior unsecured revolving credit facility (the “Revolving Credit Facility”) and a $350 million senior unsecured term loan (the “Term Loan”). The Credit Agreement includes an accordion feature that allows the total commitments under the Revolving Credit Facility and the total borrowings under the Term Loan to be increased to an aggregate maximum amount of up to $2.0 billion, subject to certain conditions, including obtaining commitments from any one or more lenders. The Revolving Credit Facility has a scheduled maturity date of January 31, 2023, with two six-month extension options, subject to certain conditions. The Term Loan has a scheduled maturity date of September 30, 2023.

Wells Fargo Bank, National Association served as Administrative Agent, and Wells Fargo Securities, LLC and JPMorgan Chase Bank, N.A. served as Joint Bookrunners and, together with PNC Capital Markets LLC, U.S. Bank National Association and Regions Capital Markets, a division of Regions Bank, served as Joint Lead Arrangers.  JPMorgan Chase Bank, N.A. served as Syndication Agent, and PNC Bank, National Association, U.S. Bank National Association, Regions Bank, Citibank, N.A. and Bank of America, N.A. served as Documentation Agents.  Branch Banking and Trust Company, TD Bank, N.A. and Credit Suisse AG, Cayman Islands Branch, served as Senior Managing Agents.  Other lenders under the Credit Agreement include Morgan Stanley Bank, N.A., MUFG Union Bank, N.A., Associated Bank, National Association and The Bank of New York Mellon.

The Credit Agreement amends and restates the Company’s credit agreement, dated as of October 20, 2015 (as amended, the “Prior Credit Agreement”).

On September 27, 2018, the Company borrowed $350 million under the Term Loan to pay the outstanding balance under the term loan in the Prior Credit Agreement. No prepayment or termination fee was payable in connection with such repayment. The Company had no borrowings outstanding under the Revolving Credit Facility in the Credit Agreement or under the revolving credit facility in the Prior Credit Agreement as of September 27, 2018.

Based on the Company’s current credit rating, the Revolving Credit Facility has an interest rate equal to LIBOR plus a margin of 82.5 basis points and a facility fee of 15 basis points, and the Term Loan has an interest rate equal to LIBOR plus a margin of 90 basis points.  Depending on the Company’s credit rating, the margin under the Revolving Credit Facility ranges from 75 to 145 basis points and the facility fee ranges from 10 to 30 basis points, and the margin under the Term Loan ranges from 80 to 165 basis points.

The Credit Agreement contains customary representations and warranties and financial and other affirmative and negative covenants. The Credit Agreement also includes customary events of default, in certain cases subject to customary periods to cure. The occurrence of an event of default, following the applicable cure period, would permit the lenders to, among other things, declare the unpaid principal, accrued and unpaid interest and all other amounts payable under the Credit Agreement to be immediately due and payable.

The Company’s obligations under the Credit Agreement are guaranteed by United Dominion Realty, L.P., the Company’s operating partnership, pursuant to the Guaranty dated as of September 27, 2018 (the “Guaranty”).

Copies of the Credit Agreement and the Guaranty are attached hereto as Exhibits 10.1 and 10.2, respectively, and are incorporated herein by reference. The foregoing summary of the material terms of the Credit Agreement and the Guaranty and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to Exhibits 10.1 and 10.2.

Certain of the parties to the Credit Agreement, directly or through affiliates, have pre-existing relationships with the Company and have provided commercial lending, advisory and other services to the Company and its affiliates from time to time, for which such parties have received customary fees and expenses. Certain of the parties to the Credit Agreement, directly or through affiliates, also have provided investment banking services to the Company, including as underwriters or agents in certain of the Company’s public offerings of debt and equity securities, for which such parties received customary fees and expenses. These parties may, from time to time, engage in transactions with, and perform services for, the Company and its affiliates in the ordinary course of their business.

Item 2.03.     Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

Item 9.01 Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description
10.1	Credit Agreement, dated as of September 27, 2018.
10.2	Guaranty of United Dominion Realty, L.P., dated as of September 27, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UDR, Inc.

October 1, 2018	/s/ Warren L. Troupe
Name: Warren L. Troupe
Title: Senior Executive Vice President

United Dominion Realty, L.P.
By: UDR, Inc., its general partner

October 1, 2018	/s/ Warren L. Troupe
Name: Warren L. Troupe
Title: Senior Executive Vice President